FIRST AMENDMENT TO
                    RETIREMENT AND CONSULTING AGREEMENT


        This First Amendment to Retirement and Consulting Agreement ( Amendment ) is made as of September 30, 1997, by and between CARRINGTON LABORATORIES, INC., a Texas corporation ( Carrington ), and DAVID G. SHAND, M.D., Ph.D. ( Shand ) for the purpose of amending the Retirement and Consulting Agreement dated August 14, 1997 (the
    Consulting Agreement ) between Carrington and Shand in the following respects:

        1. Amendment to Section 1(c). Section 1(c) of the Consulting Agreement is hereby amended to read in its entirety as follows:

             (c)  Stock  Options.   Effective as of the Retirement Date,
        and subject to the receipt by Shand of the New Options provided for in Section 4(d) of this Agreement,

                  (i) Shand shall surrender to Carrington the stock option granted to him by Carrington on January 16, 1995 (the First Old Option ), to the extent of all 20,000 shares of Carrington s Common Stock covered by such option on the Retirement Date;

                  (ii) The  stock options granted to Shand by Carrington
             on  August  17,  1995,  June  12,  1996  and  May  22, 1997
             (collectively,  the  Other Old Options ) shall be deemed to
             h a v e   been  surrendered  by  Shand  to  Carrington  for
             cancellation to the extent of all shares of Carrington s Common Stock for which such options are outstanding and not exercisable on the Retirement Date (10,000 shares in the case of the August 17, 1995 option, a total of 7,500 shares in the case of the two June 12, 1996 options, and 15,000 shares in the case of the May 22, 1997 option); and
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                  (iii)     To the extent that the Other Old Options are
             outstanding and exercisable on the Retirement Date (10,000 shares in the case of the August 17, 1995 option and a total of 7,500 shares in the case of the two June 12, 1996
             o p t ions), such options shall remain outstanding in accordance with and subject to the applicable provisions of Carrington s 1995 Stock Option Plan, as amended (the Option Plan ), and the terms of the applicable agreements evidencing the Other Old Options (collectively, the Other Old Option Agreements ), including but not limited to the provisions of Section 4.03 (iv) and (v) of the Option Plan and Section 2(c) of the Other Old Option Agreements
             relating   to   the   effect   of   Shand   s   retirement.
             Notwithstanding any contrary indication in this Agreement or in the Other Old Option Agreements, and in accordance with the last sentence of Section 2(c) of the Other Old Option Agreements, Shand hereby acknowledges and agrees that, to the extent any of the Other Old Options are exercised more than three months after the Retirement Date, and unless he dies within such three-month period, the options so exercised will constitute nonqualified stock options, i.e., stock options that do not qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, with the resulting federal income tax consequences.

        2. Amendment to Section 4(d). Section 4(d) of the Consulting Agreement is hereby amended to read in its entirety as follows:

                 (d) Stock Options. In consideration of Shand s agreement to all of the terms and conditions of this Agreement, and also in consideration of and subject to Shand s surrender to Carrington as of the Retirement Date of the First Old Option and the deemed surrender of the unexercisable portions of the Other Old Options then outstanding, Carrington shall grant to Shand, effective as of October 1, 1997 and pursuant to the Option Plan, the following new nonqualified stock options (collectively, the New Options ):

                         (i)  An   option  to  purchase  10,000  shares  of
                    Carrington  s  Common  Stock  at  a price of $12.50 per
                    share, which option shall be exercisable in whole at any time or in part from time to time on and after October 1, 1997, and shall be evidenced by an agreement having the terms set forth in the form of Nonqualified Stock Option Agreement attached to and made a part of this Agreement as Exhibit A; and
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                         (ii) An   option  to  purchase  42,500  shares  of
                    Carrington s Common Stock at a price per share equal to the closing sales price per share of Carrington s Common Stock on the Nasdaq National Market on October 1, 1997, which option shall become exercisable with respect to 10,625 shares beginning on October 1, 1998,
                    and   with  respect  to  an  additional  10,625  shares
                    beginning on October 1 of each of the years 1999 through 2001, and shall be evidenced by an agreement having the terms set forth in the form of Nonqualified Stock Option Agreement attached to and made a part of this Agreement as Exhibit B.

               3.   C e r t ain  References.    All  references  to    this
          Agreement,    and  all  references  such  as    hereby,   herein,
            hereinafter,    hereof,   hereto  and  hereunder,  contained in
          the  Consulting Agreement or in this Amendment shall be deemed to refer to the Consulting Agreement as amended by this Amendment.

               4. R a tification of Consulting Agreement as Amended. Carrington and Shand hereby ratify and confirm the Consulting Agreement as amended by this Amendment and agree that, except as amended by this Amendment, the Consulting Agreement shall remain in full force and effect as originally written.

               IN WITNESS WHEREOF, Carrington and Shand have executed this Amendment as of the date first set forth above.

                                   CARRINGTON LABORATORIES, INC.




                                   By:
                                        Carlton E. Turner, Ph.D., D.Sc.
                                        President and Chief Executive Officer





                                        DAVID G. SHAND, M.D., Ph.D.